PROTOCOL OF FRAMEWORK AGREEMENT

for AMICABLE MODIFICATION OF THE “build co-operate and transfer” CONTRACT for TELECOMMUNICATIONS NETWORK CONCLUDED ON 17 AUGUST 1999

Between:

The “Office des postes et télécommunications du Bénin »,

A public undertaking of industrial and commercial nature under the Beninese Law, having its head office at Cotonou, commercial zone “Ganhi”, 01 BP 5959,  represented by its Managing Director, Mr. Sabi Soumanou Sanni, duly authorised for the purposes hereof, in accordance with the resolutions of the board held on 20 August 2003,

Hereafter called : “OPTB”;

of the one part,

And:

Acting jointly and severally for the purposes hereof:

The Titan Corporation,

a company under the State of Delaware (Unites States of America) Law, having its registered office at 3033, Science Park Road, San Diego, California, 92121 (United States of America), represented by its Senior Vice President, Mr. Owens F. Alexander, duly authorised for the purposes hereof,

Hereafter called : “Titan Corporation”, or, collectively with Titan Africa Inc. : “Titan”;

Titan Africa Inc.,

a company under the State of  Delaware (Unites States of America) Law, having its registered office at 3033, Science Park Road, San Diego, California, 92121 (United States of America), registered on 16 December 1998, represented by its Chief Executive Officer, Mr. Owens F. Alexander, duly authorised for the purposes hereof,

Hereafter called : “Titan Africa” or, collectively  with Titan Corporation : “Titan”;

of the second part.

The following has been stated earlier:

The OPTB, of one part and, Titan Corporation of the other part, have concluded, on 17 August 1999, the Build, Co-operate and Transfer Contract for a telecommunications network in Benin, the rights and duties under which have been transferred to Titan Africa (the “BCT”, which designates this contract and the exploitation of the anticipated project at the same time), for the development and the modernisation of the telecommunications system in Benin.  The carrying out and exploitation of the telecommunications networks covered by the BCT are within the mission of public service statutorily assigned to the OPTB, pursuant to article 4 of the decree number 89-156 of 25 April 1989.

Titan Africa, in its capacity of a subsidiary of Titan Corporation has concluded the facility convention (the “Existing Facility”), on 10 December 1999, with the six contracting banks which are cited therein (the “Banks”).

The BCT was following the previous contracts listed below, in particular (the “Previous Contracts”:

the partnership agreement for the development and the modernisation of the telecommunications network in Benin, concluded on 1 February 1996 between Afronetwork Ltd. (“AFN”) and the OPTB (the “Partnership Agreement”);

the implementation contract of the Partnership Agreement, concluded on 3 August 1998 between the OPTB and AFN, on the installations of telephony comprising of the land transmission stations “Very Small Aperture Terminal” (“VSAT”), of the digital switches and the equipments of the wireless local loop;

the contract for the implementation of the Partnership Agreement, concluded on 31 May 1999, between AFN and Alcatel, for the supply and services relating to the wireless local loop, digital switches, optic fibres cable and the GSM equipments;

the document of 28 July 1999, by which AFN, with the OPTB’s consent, transferred to Titan Corporation the totality of its rights and duties arising from the Partnership Agreement and from the supply and services contract above mentioned, dated 31 May 1999.

The situation of the GSM network, anticipated by the BCT on the day of signing of the instant protocol is as follows:

the equipments of phase I and II of this network, stipulated in article 5.2 of the BCT, were installed by Alcatel, received by Titan and are operational; the network serves 68,000 subscribers though it was conceived and installed for a nominal announced capacity of 20,000 subscribers, carried to 50,000 subscribers and forced at 70,000 subscribers;

the immediate extension of this GSM network therefore proves urgent for the BCT taking into account of a more and more competitive environment.

With the aim of solving their dispute relating to the pricing of the investment constituted by the VSAT stipulated in article 5.1 of the BCT, their conception, their installation and their rendering into service, the OPTB and Titan have defined technical specifications and specification of technical acceptance for the rendering into commercial service of the VSAT.

Titan Corporation and Titan Africa estimate that their contractual obligations were correctly fulfilled and that the BCT or the OPTB owe them different sums against the finance of the VSAT, the expenses for the exploitation of the project for the years 2000 and 2001 (the “OPEX”) as well as the technical assistance fees ( the “Frais de gestion” or “Management fees”).

The OPTB estimates that its contractual obligations were correctly fulfilled and that the BCT or Titan owe it different sums against the moveable or immoveable property contributed by the OPTB to the BCT.

Titan has engaged, since November 2002, as much in Benin as in France and in Monaco, different legal actions as well as an international arbitration procedure (the “Current Procedures”).  The OPTB defended itself in the totality of the Current Procedures and opposed Titan’s counter claims.

During the negotiations lead between the parties in 2003, the OPTB paid the BCT the necessary sums to allow the payment of four and a half million US Dollars ( 4,500,000 USD) by the BCT, on 20 March and 26 July 2003, to Titan Corporation and Titan Africa, which they accepted for part payment of Titan’s rights on the BCT which were fixed at a lump sum of  twenty nine and a half million US Dollars (29,500,000 USD) resulting from the negotiations lead between the parties at Cotonou, on 6 and 7 May 2003, in the minutes resulting from it (the “Minutes of May 2003”).  The Minutes of  May 2003 has also fixed at eleven million US Dollars (11,00,000 USD), from which sum of the incomes from interconnection shall be deducted in accordance with item 1-B) of the Minutes of May 2003, the rights of the OPT on the BCT.

The item 3-B) of the Minutes of May 2003 anticipates the conclusion of the instant protocol.

In order to solve their disputes finally, the parties got together to conclude the instant protocol.

This being stated, it is hereby agreed that:

Article 1 -      Subject matter

The instant protocol of which the preamble and the annexes are an integral part, has for object :

to solve the disputes mentioned in the Minutes of May 2003, that is to say, the payment of the debts of the BCT towards Titan, the payment of the debts of BCT towards the OPTB, the extension of the GSM network and the refinancing of the BCT;

the transfer to the OPTB of the ownership, the management and the operation of the equipments and services carried out under the BCT, by express dispensation to article 10 of the BCT;

the permanent end of the Current Procedures and the litigations between the parties;

the amicable modification of the BCT.

Article 2 -      The effects of the amicable modification of the BCT

On the day of carrying out of the latest (in time) of the conditions precedent stipulated in article 3 hereunder, the BCT shall be modified by automatically to produce henceforth the following effects:

transfer to the OPTB of the ownership, the management and the operation of the equipments and services carried out under the BCT, by express dispensation to article 10 of the BCT;

transfer to the OPTB of the totality of the assets of the BCT and the totality of  the liabilities of the BCT, except all the liabilities of Titan or its subsidiaries or its associated structures or persons, it being precised that:

all the liabilities relating to the installation and the rendering into service of the VSAT equipments and arisen before this transfer, are excluded from these transferred liabilities;

all the liabilities borne or to be borne by Titan and resulting from the contentious actions engaged by third parties before this transfer and, in particular, the charges, expenses, outlay and costs resulting from the procedure engaged by Alcatel against Titan having the reference “ICC Case no. 12388/MS Alcatel CIT Vs. Titan”, are excluded from these transferred liabilities;

the liabilities resulting from an action of Titan taken in the only interest of the BCT before the transfer under the contractual obligations of Titan, arisen from the management of the business of the BCT, for the carrying out and/or the exploitation of the infrastructures of the BCT (other than the VSAT), except for misconduct, fraud or negligence on the part of Titan, and in particular, the contractual debt with regard to Alcatel under the contract for the implementation of the Turnkey System Purchase Agreement concluded on 8 August 1999 between Titan Corporation and Alcatel, are included in these transferred liabilities.  Consequently, the OPTB shall take the direction of the defence or the trial and shall substitute Titan for all the claims made by third parties against Titan subject to (i) they are founded exclusively on the contractual obligations related directly to the BCT and that they do not result from a misconduct, fraud or negligence on the part of Titan; (ii) Titan has, on good faith, immediately and completely informed the OPTB about all legal actions of this nature and fully co-operates with the OPTB for dealing with these legal actions. If such legal actions occur, the expenses, charges and costs which would result from it for the OPTB shall be included in the charges of the BCT mentioned in article 7(ii) of the instant protocol, and shall be deducted from the incomes of the BCT for calculating the net income to be shared.

the sharing of the incomes in accordance with the article 7 hereunder;

authorisation for the OPTB to proceed on the accounts of the BCT, notably on the Domiciliation Account stipulated by the Existing Facility, to all necessary operations for the fulfilment of the conditions precedent stipulated in article 3 hereunder;

permanent end of the Current Procedures and respective waivers stipulated in article 6 hereunder.

Article 3 -      Conditions precedent for the amicable modification of the BCT

The amicable modification of the BCT shall be effective and shall enter into force on the day of the fulfilment of the latest (in time) of the following conditions precedent :

joint appointment by the OPTB and Titan of a bank in charge of financing or of getting financed the operations stipulated by the instant protocol (the “Mediating Bank”), by a joint mandate which shall be taken by the OPTB alone on the day of payment to Titan of the sum stipulated in article 5 hereunder; and

payment to Titan of the sum stipulated in article 5 hereunder; and

conclusion between the OPTB and Titan of the Agreement on the Sharing of the Net Revenue of the BCT stipulated in article 7 hereunder; and

conclusion of an amendment to the Existing Facility, of the one part to make the OPTB succeed Titan in the rights and duties of Titan established in this contract and to take into account the modification of the BCT, in particular, for as far as the Domiciliation Account anticipated by the Existing Facility is concerned and, of the other part to fix the attributions of the Mediating Bank under the Existing Facility; and

rendering into service and acceptance of the VSAT, in accordance with the annex 2 of the instant protocol and with the initial technical specifications of the SCPC system (after modification of the DAMA system) (the “Technical Specifications of the VSAT”) and to the specifications for the technical acceptance of the VSAT (the “Specifications for the Technical Acceptance of the VSAT”), figuring in annex 1 of the instant protocol, it being precised that this condition precedent is stipulated in the interest of the OPTB only who could renounce it at its own discretion.

Article 4 – Immediate effects of the signing of the instant protocol

The OPTB and Titan agree that the mere fact of signing of the instant protocol shall have the following immediate effects, independently of the fulfilment of the conditions precedent stipulated in article 3 here above:

delegation of the OPTB, by agreement between the parties to the BCT, on one hand in the payment to Titan of the sum stipulated in the article 5 hereunder and on the other hand, in the payment to the OPTB of the sum stipulated in item 1-B) of the Minutes of May 2003;

authorisation for the OPTB to take all the preparatory measures for the carrying out of the extension operations of the GSM network;

prorogation of the suspension of all the Current Procedures till the day of transfer stipulated in article 2-(i) here above.

Article 5 – Payment of the total debts of the BCT towards Titan

The parties agree that the balance of the total debts of the BCT towards Titan comes to a global, lump sum and final amount of  twenty five million US Dollars (25,000,000 USD).

This amount of twenty five million US Dollars (25,000,000 USD) shall be paid to Titan in the following manner :

before 26 September 2003, payment of the amount of eleven million US Dollars (11,000,000 USD) to Titan;

before 31 October 2003, payment of the amount of fourteen million US Dollars (14,000,000 USD) to Titan subject to the conditions laid in the annex 2 of the instant protocol;

the amounts mentioned in (i) and (ii) shall be paid to Titan only on the account named by Titan to the OPTB before the payment.

Against the payment of the amount of eleven million US Dollars (11,000,000 USD) stipulated in (i) of this article, Titan shall give to the OPTB its irrevocable commitment to proceed on the day of the payment of the amount of fourteen million US Dollars (14,000,000 USD) stipulated in (ii) of this article (subject to the conditions laid in annex 2 of the instant protocol) and subject to the fulfilment of the conditions mentioned in article 3 of the instant protocol, to the transfer of the ownership, the management and the operation of all the equipments and services carried out under the BCT, by express dispensation of the article 10 of the BCT.

Article 6 -      End of the Current Procedures – Reciprocal waivers

The amicable modification of the BCT mentioned in article 2 here above shall have the following immediate effects:

permanent end of all the Current Procedures by withdrawal of all actions and proceedings, each party retaining the responsibility of paying its fees, expenses, outlay and costs which will it have incurred.  However, Titan retains exclusively the charge of the expenses and fees of the arbitral tribunal and the administrative costs of arbitration which will be billed by the secretariat of the arbitration court of the international chamber of commerce;

permanent end of the disputes and litigations having existed or existing between the parties under the BCT and/or the Existing Facility and/or the Previous Contracts;

permanent and irrevocable waiver by each of the parties,  with respect to the other parties of all claims and all past and present actions, notably judicial actions, throughout the world, for all reasons arisen out of  these disputes or litigations or of the conclusion or implementation of the BCT and/or the Existing Facility and/or the Previous Contracts. In particular, Titan Corporation and Titan Africa waive, permanently and irrevocably, all claims and actions, directly or indirectly based on the “Summary of amendments to the Build, Co-operate and Transfer (BCT) contract for a telecommunications network between the Office des Postes & Telecommunications du Bénin and the Titan Corporation” bearing the date 25 June 2001 (the “Summary of 2001”) or on the conditions of its making.

Article 7 -      Agreement on the Sharing of the  Net Revenue of the BCT

The parties agree to conclude an agreement determining their respective rights on the net income from the commercial exploitation of the infrastructures of the BCT as they exist on the day of fulfilment of the conditions precedent stipulated in article 3 here above, after the reception of the VSAT pronounced pursuant to annex 1 of the instant protocol (the “Agreement on the Sharing of the Net Revenue of the BCT”).

  The Agreement on the Sharing of the Net Revenue of the BCT shall be concluded according to the following conditions :

Duration: as stipulated in articles 13.2.1, 13.2.2 and 13.2.3 of the BCT till five years following the reimbursement of the Existing Facility, which shall be deemed to have taken place on 30 September 2006.

Basis of assessment: net revenue from the exploitation of the infrastructures of the BCT:

a) revenues from the GSM as they exist for the total number of existing clients on the day of fulfilment of the conditions precedent stipulated in article 3 here above; b) the commutation revenues from the subscribers of the BCT up to the level of the installed capacity of the two switches on the day of fulfilment of the conditions precedent stipulated in article 3 here above; c) revenues from the fiber optic  up to the level of capacity of the fibre network on the day of fulfilment of the conditions precedent stipulated in article 3 here above as well as the revenues from the VSAT coming from the clients of the BCT to the point of complete development of the VSAT system in accordance with the Technical Specifications of the VSAT and with the annex 2 of the instant protocol, and d) revenues coming from the billings of the interconnection Libercom at the rates as on the day of fulfilment of the conditions precedent stipulated in article 3 here above.

It is precised that for the determination of this net revenue, the following must be considered as the revenues of he BCT:

the incomes resulting from the exploitation of Libercom, including those resulting from the interconnection and which are fixed after the exchange of the accounts with the telecommunications operators other than the OPTB using the infrastructures installed under the BCT;

the commercial incomes resulting from the rendering into service of the switches  of Savalou and Parakou and which are exclusively related to the increase in the number of the subscribers and the volume of the traffic generated by the rendering into service of these switches under the BCT.  The parties recognize that the part of these incomes corresponding to the amount that the OPTB perceived before the rendering into service of the switches of Savalou and Parakou under the BCT or to amount that the OPTB shall perceive from the investments which it shall carry out after the transfer of the ownership of the infrastructures, do not constitute the revenues of the BCT, as these parts go exclusively to the OPTB;

the incomes resulting form the leasing of the optic fibre;

the incomes resulting from the exploitation of the VSAT equipments;

the incomes resulting from the exploitation of the GSM in the perimeter anterior to its extension carried out by the OPTB following the transfer of the ownership of the infrastructures of the BCT stipulated in the instant protocol, excluding the incomes resulting from all investments made by the OPTB after this transfer of ownership.

All the charges affecting the considered infrastructures shall be deducted from these revenues of the BCT (subject to the applicable periods for the paying off of the charges as determined in the Agreement on the Sharing of the Net Revenue of the BCT), amongst which :

the charges resulting from the paying off of the Existing Facility mobilised for the financing of these infrastructures as defined in the annex 3 of the instant protocol;

the charges resulting from the paying off of the bridging loan granted by the Belgolaise bank to the OPTB (the “Belgolaise Facility”) as defined in the annex 3 of the instant protocol;

the charges resulting from the paying off of the supplier-credit consented by ALCATEL;

the charges resulting from the paying off of the twenty five (25) million US Dollars that the OPTB will have to call for to pay TITAN;

the charges resulting from the paying off of the eleven million US Dollars (11,000,000 USD) in the conditions stipulated in the item 1-B) of the Minutes of May 2003 to pay the OPTB;

the charges resulting from the functioning, exploitation, upkeep and maintenance of the services and of the equipments of the BCT commonly billed on a quarterly basis by the OPTB;

the charges resulting from the taxes and levies of all nature to the exploitation of the infrastructures of the BCT;

Rate: By dispensation to the articles 13.2.1, 13.2.2 and 13.2.3 of the BCT, after the reimbursement of the Existing Facility and the Belgolaise Facility, the net revenues of the BCT shall be shared to the extent of sixty percent (60%) for the OPTB and forty percent (40%) for Titan.

Verification: joint establishment of the list and the periodicity of the finance and accounts information which should be communicated by the OPTB to Titan, on the costs of the OPTB; Titan reserves to itself the right to get periodic verifications and certifications executed by an independent auditor named by Titan and on its costs on a list jointly made by the parties in the Agreement on the Sharing of the Net Revenue of the BCT; verification by the Mediating Bank.

Payment : the payment of the respective shares of the Net Revenue of the BCT shall intervene according to a periodicity to be defined in the Agreement on the Sharing of the Net Revenue and which shall not be more than eighteen (18) months.

Article 8 -      Transition and technical assistance contract

The parties agree for a transition period of three (3) months from the day of the transfer of the infrastructures of the BCT to the OPTB. During this period, Titan shall ensure the OPTB the communication of  information, data and the necessary training to ensure the resumption and the maintenance of the totality of the exploitation of the infrastructures transferred as well as the transfer of the guarantees detained by Titan on these infrastructures.  In return of these actions, Titan shall receive for each month exclusively a remuneration of an amount equal to that stipulated on monthly basis for the Opex prior to the transfer.

After this transition period, the parties agree to study the nature, the consistence and the price of the provision of the services by Titan to the OPTB for the follow up and the technical assistance that the OPTB might ask Titan following the transfer to the OPTB of the ownership, the management and the operation of all the equipments and services carried out under the BCT.

Article 9 -      Applicable law

The instant protocol is exclusively governed by the Beninese Law.

Article 10 -    Settling of disputes and arbitration clause

The OPTB, of the one part and Titan Corporation and Titan Africa of the other part, agree to compulsorily seek an amicable settlement to all disputes that could arise from the instant protocol.

By express amendment of the article 17 of the BCT, all disputes arising out of or in connection with the present protocol, or, more generally, from the contractual relations between the parties, shall be finally settled under the rules of arbitration of the international chamber of commerce by  an arbitral tribunal constituted of three arbitrators appointed in accordance with these rules.

The place of arbitration is fixed at Paris (France).

The languages of the arbitration procedure are French and English.  Each party to the arbitration can express himself indifferently for the oral stage of the procedure and for the written stages, either in French or in English on its choice, without a translation in the other language be insisted upon. The documents can also be produced in French or in English without being accompanied by a translation in the other language.  On the contrary, the documents which would be produced in a language other than French or English, will have to be, in any event, translated in French or English.

The parties agree expressly that the instant arbitration clause replaces, from the signing of the instant protocol, the one stipulated in article 17 of the BCT.

Article 11 -    Transactional agreement

The instant protocol is equivalent to a transaction in the sense of the clauses of the articles 2044.  Consequently, it has the power of the judged matter between the parties, on the last resort, in accordance with the provisions of article 2052 of the civil code.

Article 12 -    Notifications

All notification or correspondence under the instant protocol shall be validly carried out by personal delivery against receipt, or by registered letter asking for an acknowledgement, or by fax to the following addresses :

for the OPTB

address of the head office and the postal address

Commercial Zone “Ganhi”, 01 BP 5959, Cotonou, Republic of Benin, addressed to the Managing Director, fax (00)-(229)-(31.75.55) (addressed to the Managing Director).

for Titan Corporation

address of the head office and the postal address

3033 Science Park Road, San Diego, California, 92121 (United States of America), addressed to the Chairman and CEO, fax (00)-(1) (858) 552-9651 (addressed to the Chairman and CEO).

for Titan Africa

address of the head office and the postal address

3033 Science Park Road, San Diego, California, 92121 (United States of America), addressed to the Chairman and CEO, fax (00)-(1) (858) 552-9651 (addressed to the Chairman and CEO).

Article 13 -    Coming into force

The instant protocol shall come into force on its signing by the parties.

On the date of the effect of the amicable modification of the BCT defined in article 3 here above (except for the immediate effects stipulated in article 4 here above and except for the modification of article 17 of the BCT stipulated in article 10 here above which will come into force from the signing of the instant protocol), the stipulations of the instant protocol shall prevail over all the contrary or incompatible terms of all other contracts or unilateral engagement linking the parties or one of them, in particular of the BCT (including in the absence of a specific mention of the concerned articles of the BCT).

Article 14 -    Number of original copies and registration or authentication

The instant protocol is established and signed in one French version and one English version in four (4) original copies for both the versions.   In case of difference between these versions, only the French version shall be relied upon.

The instant protocol can be submitted to the registration formalities in Benin or to the formality to be registered in the original records of a notary, at the diligence of the party who would wish to proceed with these formalities and on its own costs.

Cotonou, … September 2003

/s/ SABI SOUMANOU SANI

FOR THE OFFICE DES POSTES ET TELECOMMUNICATIONS DU BENIN
Sabi Soumanou Sani, Managing Director

/s/ OWENS ALEXANDER	/s/ OWENS ALEXANDER

FOR THE TITAN CORPORATION	FOR TITAN AFRICA INC.
Owens Alexander	Owens Alexander
Senior Vice President	President and Chief Executive Officer.

TRANSLATION / L.L.

AGREEMENT ON RECTIFICATION OF DATES CONTAINED IN THE PROTOCOLE D’ACCORD CADRE BETWEEN OPTB AND Titan Corporation

Between:

The Office des Postes et Télécommunications du Bénin,

public establishment of industrial and commercial type under Beninese law, having its headquarters in Cotonou, zone commerciale « Ganhi », 01 BP 5959, represented by its General Director, Mr. Sabi Soumanou Sanni, duly authorized for purposes of this document, according to the resolutions of the Board of Directors held on August 20, 2003, hereafter called “OPTB”;

of the first part:

And

Acting jointly in regards this document:

  The Titan Corporation,

Delaware company (United States of America), having its headquarters at 3033 Science Park Road, San Diego, California 92121 (U.S.), represented by its Senior Vice President, Mr. Owens F. Alexander, duly authorized for purposes of this document,

Hereafter called “Titan Corporation”, or collectively with Titan Africa Inc., “Titan”;

  Titan Africa Inc.,

Delaware company (United States), having its headquarters at 3033 Science Park Road, San Diego, California 92121 (U.S.), represented by its Senior Vice President, Mr. Owens F. Alexander, duly authorized for purposes of this document,

Hereafter called: “Titan Africa” or, collectively with Titan Corporation: “Titan”’

of the second part.

THE FOLLOWING WAS PREVIOUSLY STATED:

  OPTB, on the one hand and, on the other hand, Titan Corporation and Titan Africa have established the terms of a “protocole d’accord cadre concerning amicable modification of the contract of construction, co-operation and transfer of a telecommunications network concluded August 17, 1999” (the Protocole d’Accord).

  Article 5 (i) of the Protocole d’Accord stipulates, in substance, that before September 26, 2003, the amount of USD fourteen million (14 000 000 USD) will be paid to Titan.

  Article 5 (ii) of the Protocole d’Accord stipulates, in substance, that before October 31, 2003, the amount of USD fourteen million (USD 14 000 000) will be paid to Titan subject to conditions set in annex 2 of the Protocole

  Because of a gap between the initialing date of the Protocole and its actual signature, the parties have come together to conclude this Agreement on rectification of the referenced dates mentioned above.

Article 1: Date of first payment to Titan.

The date of September 26, 2003 contained in the Protocole d’Accord for payment to Titan of the sum of eleven million dollars US (USD 11 000 000) becomes henceforth November 7, 2003.

Article 2: Date of second payment to Titan.

The date of October 31, 2003, contained in the Protocole d’Accord for the payment to Titan of the sum of fourteen million US dollars (USD 14 000 000) becomes henceforth November 28, 2003.

Article 3: Validity

This Agreement will become valid on signature by the parties.

Article 4:   Effect

From this date, only the dates indicated in this agreement will prevail over those contained in Article 5 of the Protocole d’Accord.

Signed on October 30, 2003.

For OPTB:

S. Sanni, General Director

For Titan Corporation:

For Titan Africa:

ACCORD PORTANT RECTIFICATION DES DATES CONTENUES DANS LE PROTOCOLE D’ACCORD CADRE ENTRE L’OPTb ET TITAN

Entre  :

L’Office des postes et télécommunications du Bénin,

établissement public à caractère industriel et commercial de droit béninois, ayant son siège à Cotonou, zone commerciale « Ganhi », 01 BP 5959, représenté par son directeur général, Monsieur Sabi Soumanou Sanni, dûment habilité aux fins des présentes, conformément aux résolutions du Conseil d'Administration tenu le 20 août 2003, ci-après dénommé : « OPTB » ;

de première part,

Et

agissant solidairement aux fins des présentes :

1.         The Titan Corporation,

société de droit de l’État du Delaware (États-Unis d’Amérique), ayant son siège social au 3033, Science Park Road, San Diego, Californie, 92121 (États-Unis d’Amérique), représentée par son senior vice-président, Monsieur Owens F. Alexander, dûment habilité aux fins des présentes, ci-après dénommée : « Titan Corporation  » ou, collectivement avec Titan Africa Inc. : « Titan » ;

2.         Titan Africa Inc.,

société de droit de l’État du Delaware (États-Unis d’Amérique), ayant son siège social au 3033, Science Park Road, San Diego, Californie, 92121 (États-Unis d’Amérique), immatriculée le 16 décembre 1998, représentée par son président-directeur général, Monsieur Owens F. Alexander, dûment habilité aux fins des présentes, ci-après dénommée : « Titan Africa » ou, collectivement avec Titan Corporation : « Titan »;

de seconde part.

Il a été préalablement exposé ce qui suit :

L’OPTB, d’une part et, d’autre part, Titan Corporation et Titan Africa ont arrêté les termes d’un « protocole d’accord-cadre portant modification amiable du contrat de construction, de co-exploitation et de transfert d’un réseau de télécommunications conclu le 17 août 1999 » (le «  Protocole d’Accord »).

L’article 5 (i) du Protocole d’Accord stipule, en substance, qu’avant le 26 septembre 2003, la somme de onze millions de dollars US (11.000.000 USD) sera réglée à Titan.

L’article 5 (ii) du Protocole d’Accord stipule, en substance, qu’avant le 31 octobre 2003, la somme de quatorze millions de dollars US (14.000.000 USD) sera réglée à Titan sous réserve des conditions fixées à l’annexe 2 au Protocole.

En raison du décalage entre la date de paraphe du Protocole et de sa signature effective, les parties se sont rapprochées pour conclure le présent Accord portant rectification desdites dates sus – énoncées.

Article 1er  :          Date du 1er paiement à Titan

  La date du 26 septembre 2003 contenue dans le Protocole d’Accord pour le règlement à Titan de la somme de onze millions de dollars US (11.000.000 USD) devient  désormais le 7 Novembre 2003.

Article  2    :          Date du 2ème paiement à Titan

La date du 31 octobre 2003, contenue dans le Protocole d’Accord pour le règlement à Titan de la somme de quatorze millions de dollars US (14.000.000 USD) devient désormais le 28 Novembre 2003.

Article 3 :  Entrée en vigueur

Le présent Accord entrera en vigueur à sa signature par les parties.

Article 4 :   Effet

A compter de cette date, seules les dates indiquées dans le présent accord prévaudront sur celles contenues dans l’article 5 du Protocole d’Accord.

Fait à  Octobre le  30 2003.

/s/ SABI SOUMANOU SANI

FOR THE OFFICE DES POSTES ET TELECOMMUNICATIONS DU BENIN
Sabi Soumanou Sani, Managing Director

Fait à San Diego le 20 octobre 2003
/s/ OWENS ALEXANDER	/s/ OWENS ALEXANDER

FOR THE TITAN CORPORATION	FOR TITAN AFRICA INC.
Owens Alexander	Owens Alexander
Senior Vice President	President and Chief Executive Officer.